Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS FOURTH-QUARTER AND FULL-YEAR 2014 RESULTS

FOURTH-QUARTER REVENUE UP 7.1%; FULL-YEAR UP 6.2%

2014 INCOME FROM CONTINUING OPERATIONS UP 19.8%; EPS $0.59

2014 ADJUSTED EPS $0.61 EXCLUDING SHARE COUNT IMPACT OF CONVERTIBLE NOTES

Cleveland, Ohio (February 9, 2015)—CBIZ, Inc. (NYSE: CBZ) (“Company”) today announced fourth-quarter and full-year results for the period ended December 31, 2014.

For the fourth quarter ended December 31, 2014, CBIZ reported revenue of $157.0 million, an increase of $10.4 million, or 7.1%, compared with $146.7 million for the fourth quarter of 2013. Same-unit organic revenue increased by $3.1 million, or 2.1%, for the 2014 fourth quarter compared with the same period a year ago. Newly acquired operations contributed $7.3 million, or 5.0%, to revenue in the 2014 fourth quarter. CBIZ reported a loss from continuing operations of $1.4 million, or ($0.03) per diluted share, compared with a loss of $2.9 million, or ($0.06) per diluted share, reported in the fourth quarter of 2013. Adjusted EBITDA for the quarter ended December 31, 2014 was $3.5 million, compared with $2.3 million for the 2013 fourth quarter.

CBIZ reported revenue of $719.5 million for the full year, an increase of $42.3 million, or 6.2%, over the $677.2 million recorded for the prior year. Same-unit organic revenue increased by $18.6 million, or 2.7%, compared with the same period a year ago. Newly acquired operations contributed $23.7 million, or 3.5%, to revenue during 2014. Income from continuing operations was $30.4 million, or $0.59 per diluted share, compared with $25.4 million, or $0.52 per diluted share for the prior year. Adjusted EBITDA was $82.2 million, compared with $75.5 million for the same period a year ago.

The fully diluted weighted average share count increased to 51.5 million shares at December 31, 2014, from 49.1 million shares a year ago, primarily due to the accounting for approximately 2.0 million common share equivalents related to the 2010 Convertible Notes (“Notes”). Normalized to exclude the impact of the increase in share equivalents related to the Notes, fully diluted earnings per share were $0.61 for the full-year 2014.

During the fourth quarter, CBIZ announced the completion of one acquisition and for the full year 2014, the Company completed six acquisitions. During 2014, the Company used $53.9 million for acquisition-related payments, including earn-out payments for prior-year acquisitions. In addition, during 2014, the Company used $26.6 million to repurchase 3.2 million shares of its common stock. Since December 31, 2014, the Company repurchased an additional 0.6 million shares through February 6, 2015 for $4.7 million under a 10(b) 5-1 program. The outstanding balance on the Company’s unsecured bank line of credit at December 31, 2014, was $107.4 million compared with a balance of $48.5 million at December 31, 2013.

Steven L. Gerard, CBIZ Chairman and CEO stated, “We are pleased with the results for 2014. As expected, we are seeing strengthening trends in same-unit organic revenue growth, and we were able to improve our margin in 2014. As a result, with 6.2% total revenue growth in 2014, our normalized EPS grew by over 17% compared with the prior year. We are pleased to have completed six acquisitions during 2014 and we expect a similar level of activity in the year ahead. Our cash flow continues to be steady and strong, and our balance sheet remains solid. With the new $400 million unsecured credit facility established during 2014, we are well-positioned to address the upcoming maturity of the remaining $97.6 million balance on the 4.875% convertible Notes due October 1, 2015.”

2015 Outlook: For 2015, the Company expects continued improvement in same-unit organic revenue growth rates and expects total revenue growth within a range of 5% to 7%. Assuming a constant share count compared with 2014, diluted earnings per share from continuing operations is expected to grow within a range of 12% to 15% over 2014. Cash flow is expected to continue to be positive, and Adjusted EBITDA is projected to increase within a range of 8% to 10% over the $82.2 million reported for 2014.

CBIZ will host a conference call at 11:00 a.m. (ET) this morning to discuss its results. The call will be webcast in a listen-only mode over the internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at http://dpregister.com/10058746 to receive the dial-in number and unique pin number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be available approximately two hours following the call on the Company’s web site at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) February 9, through 5:00 p.m. (ET), February 13, 2015. The dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10058746.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2014 AND 2013

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED DECEMBER 31,
	2014	%	2013 (1)%

Revenue	$157,022	100.0%	$146,652	100.0%

Operating expenses (2)	154,316	98.3%	144,291	98.4%

Gross margin	2,706	1.7%	2,361	1.6%

Corporate general and administrative expenses (3)	6,790	4.3%	7,821	5.3%

Operating loss	(4,084)	-2.6%	(5,460)	-3.7%

Other income (expense):
Interest expense	(2,991)	-1.9%	(3,358)	-2.3%
Gain on sale of operations, net	1,210	0.8%	7	0.0%
Other income, net (4) (5)	2,350	1.5%	3,203	2.2%

Total other income (expense), net	569	0.4%	(148)	-0.1%

Loss from continuing operations before income tax expense	(3,515)	-2.2%	(5,608)	-3.8%

Income tax benefit	(2,137)		(2,698)

Loss from continuing operations	(1,378)	-0.9%	(2,910)	-2.0%

Gain (loss) from operations of discontinued businesses, net of tax	60		(1,130)
(Loss) gain on disposal of discontinued businesses, net of tax	(7)		93

Net loss	$(1,325)	-0.8%	$(3,947)	-2.7%

Diluted loss per share:
Continuing operations	$(0.03)		$(0.06)
Discontinued operations	—		(0.02)

Net loss	$(0.03)		$(0.08)

Diluted weighted average common shares outstanding	48,455		46,981

Other data from continuing operations:
Adjusted EBIT (6)	$(1,734)		$(2,257)
Adjusted EBITDA (6)	$3,537		$2,336

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Includes expense of $1,567 and $2,802 for the three months ended December 31, 2014 and 2013, respectively, in compensation expense associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “operating expenses” would be $152,749 and $141,489, or 97.3% and 96.5% of revenue, for the three months ended December 31, 2014 and 2013, respectively.
(3)	Includes expense of $222 and $311 for the three months ended December 31, 2014 and 2013, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “corporate general and administrative expenses” would be $6,568 and $7,510, or 4.2% and 5.1% of revenue, for the three months ended December 31, 2014 and 2013, respectively.
(4)	Includes net gains of $1,789 and $3,113 for the three months ended December 31, 2014 and 2013, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “loss from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “operating expenses” and “corporate general and administrative expenses.”
(5)	For the three months ended December 31, 2014 and 2013, amount includes income of $396 and $197, respectively, related to net decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(6)	Adjusted EBIT represents loss from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $5,271 and $4,593 for the three months ended December 31, 2014 and 2013, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013

(In thousands, except percentages and per share data)

	TWELVE MONTHS ENDED DECEMBER 31,
	2014	%	2013 (1)%

Revenue	$719,483	100.0%	$677,171	100.0%

Operating expenses (2)	629,804	87.5%	593,339	87.6%

Gross margin	89,679	12.5%	83,832	12.4%

Corporate general and administrative expenses (3)	34,183	4.8%	34,398	5.1%

Operating income	55,496	7.7%	49,434	7.3%

Other income (expense):
Interest expense	(13,124)	-1.9%	(15,374)	-2.3%
Gain on sale of operations, net	1,303	0.2%	79	0.0%
Other income, net (4) (5)	6,893	1.0%	7,817	1.2%

Total other expense, net	(4,928)	-0.7%	(7,478)	-1.1%

Income from continuing operations before income tax expense	50,568	7.0%	41,956	6.2%

Income tax expense	20,154		16,577

Income from continuing operations	30,414	4.2%	25,379	3.7%

(Loss) income from operations of discontinued businesses, net of tax	(754)		2,148
Gain on disposal of discontinued businesses, net of tax	99		58,336

Net income	$29,759	4.1%	$85,863	12.7%

Diluted earnings per share:
Continuing operations	$0.59		$0.52
Discontinued operations	(0.01)		1.23

Net income	$0.58		$1.75

Diluted weighted average common shares outstanding	51,487		49,141

Other data from continuing operations:
Adjusted EBIT (6)	$62,389		$57,251
Adjusted EBITDA (6)	$82,220		$75,542

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Includes expenses of $3,221 and $7,373 for the twelve months ended December 31, 2014 and 2013, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “operating expenses” would be $626,583 and $585,966, or 87.1% and 86.5% of revenue, for the twelve months ended December 31, 2014 and 2013, respectively.
(3)	Includes expenses of $500 and $783 for the twelve months ended December 31, 2014 and 2013, respectively, in compensation associated with gains from the Company’s deferred compensation plan (see note 4). Excluding this item, corporate general and administrative expenses would be $33,683 and $33,615, or 4.7% and 5.0% of revenue, for the twelve months ended December 31, 2014 and 2013, respectively.
(4)	Includes net gains of $3,721 and $8,156 for the twelve months ended December 31, 2014 and 2013, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “operating expenses” and “corporate general and administrative expenses.”
(5)	For the twelve months ended December 31, 2014 and 2013, amount includes income of $3,988 and expense of $865, respectively, related to net decreases and increases in the fair value of contingent consideration related to CBIZ’s prior acquisitions. Also included in other income, net, for the twelve months ended December 31, 2014, is a $1.5 million loss from the early retirement of $32.4 million face value of its 2010 convertible senior subordinated notes that mature in 2015.
(6)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $19,831 and $18,291 for the twelve months ended December 31, 2014 and 2013, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013 (1)	2014	2013 (1)
Revenue
Financial Services	$92,297	$88,462	$465,130	$441,788
Employee Services	57,419	50,181	224,898	204,862
National Practices	7,306	8,009	29,455	30,521

Total	$157,022	$146,652	$719,483	$677,171

Gross Margin
Financial Services	$(2,150)	$(3,235)	$65,347	$61,128
Employee Services	10,282	9,029	38,896	36,165
National Practices	409	862	2,657	2,933
Operating expenses - unallocated (2):
Other	(4,268)	(1,493)	(14,000)	(9,021)
Deferred compensation	(1,567)	(2,802)	(3,221)	(7,373)

Total	$2,706	$2,361	$89,679	$83,832

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses - unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “other income, net” in the consolidated statements of comprehensive income. Gains or losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense in “operating expenses” and as income or expense in “other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (3)

	THREE MONTHS ENDED DECEMBER 31,
	2014	Per Share	2013 (1)	Per Share

Loss from Continuing Operations	$(1,378)	$(0.03)	$(2,910)	$(0.06)

Selected non-cash items:
Amortization	3,799	0.08	3,365	0.06
Depreciation	1,472	0.03	1,228	0.03
Non-cash interest on convertible notes	595	0.01	736	0.02
Stock-based compensation	1,393	0.03	1,381	0.03
Adjustment to contingent earnouts	(396)	(0.01)	(197)	—

Non-cash items	6,863	0.14	6,513	0.14

Non-GAAP earnings - Continuing Operations	$5,485	$0.11	$3,603	$0.08

	TWELVE MONTHS ENDED DECEMBER 31,
	2014	Per Share	2013 (1)	Per Share

Income from Continuing Operations	$30,414	$0.59	$25,379	$0.52

Selected non-cash items:
Amortization	14,478	0.29	13,535	0.27
Depreciation (4)	5,353	0.10	4,756	0.10
Non-cash interest on convertible notes	2,728	0.05	2,840	0.06
Stock-based compensation	6,205	0.12	5,655	0.12
Adjustment to contingent earnouts	(3,988)	(0.08)	865	0.01

Non-cash items	24,776	0.48	27,651	0.56

Non-GAAP earnings - Continuing Operations	$55,190	$1.07	$53,030	$1.08

(3)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under generally accepted accounting principles.
(4)	Capital spending was $1.2 million and $1.9 million for the three months ended December 31, 2014 and 2013, and $5.2 million and $6.2 million for the twelve months ended December 31, 2014 and 2013, respectively.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	DECEMBER 31, 2014	DECEMBER 31, 2013 (1)

Cash and cash equivalents	$965	$677
Restricted cash	$28,293	$22,112
Accounts receivable, net	$143,048	$138,063
Current assets before funds held for clients	$196,479	$187,734
Funds held for clients - current and non-current	$182,847	$164,389
Goodwill and other intangible assets, net	$526,462	$467,648

Total assets	$991,244	$897,459

Notes payable - current	$760	$1,602
Current liabilities before client fund obligations	$207,801	$228,862
Client fund obligations	$183,936	$164,311
Bank debt	$107,400	$48,500
Convertible notes - current	$96,569	$125,256

Total liabilities	$591,399	$523,013

Treasury stock	$(425,685)	$(397,548)

Total stockholders’ equity	$399,845	$374,446

Debt to equity (2)	51.2%	46.8%
Days sales outstanding (DSO) - continuing operations (3)	70	73

Shares outstanding	49,487	48,964

Basic weighted average common shares outstanding	48,343	48,632

Diluted weighted average common shares outstanding	51,487	49,141

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Ratio is convertible notes, bank debt and notes payable divided by total stockholders’ equity.
(3)	DSO is provided for continuing operations and represents accounts receivable, net and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.